Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of First Community Bankshares, Inc. on Pre-Effective Amendment No. 1 to Form S-4 of our report dated March 7, 2025 on the consolidated balance sheets of First Community Bankshares, Inc. as of December 31, 2024 and 2023 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and effectiveness of internal control over financial reporting appearing in the 2024 Form 10-K of First Community Bankshares, Inc., and to the reference to us under the heading "EXPERTS" in the prospectus.

/s/ Crowe LLP

Crowe LLP

Washington, D.C.

October 3, 2025